EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 493-6811

October 29, 2003

Corio, Inc.

959 Skyway Road, Suite 100

San Carlos, California 94070

(650) 232-3000

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on October 29, 2003 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 2,921,390 shares of your common stock (the “shares”), all of which are authorized and have been previously issued in connection with your sale of shares of common stock as partial consideration for certain technology assets. The shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and those proposed to be taken in connection with the sale of the shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the registration of the shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the shares are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI